For Immediate Release:

Green EnviroTech Holdings, Corp. signs a $100 million lease and working capital credit facility from READS Leasing and Credit, LLC; and secures the first commitment and immediate draw of $2.5 million

JAMESTOWN, CA—(Marketwired – March 30, 2017) - Green EnviroTech Holdings, Corp. (OTC PINK : GETH ) is pleased to announce that it has secured the first commitment and draw of $2.5 million on a $100 million lease and working capital credit facility from READS Leasing and Credit, LLC. The Company will receive the first draw of $2.5 million from this finance facility immediately; and will deploy this capital to build the first line in our centralized Carbon Finishing Plant in Ohio. GETH will utilize the remainder of the finance facility to build two GEN 1 End of Life Tire Processing Plants in the USA and undertake additional projects. All of these projects will be subject to the successful due diligence and underwriting of each project.

READS Leasing and Credit, LLC works with various strategic partners in the sustainable technology space. Their desire is to incorporate the world’s best technologies into their projects. Technologies such as waste to energy, water, and green building systems to name a few.

When asked about receiving this commitment for financing projects, Chris Bowers, CEO of GETH, stated, “I am very pleased to announce that we have secured this significant project funding facility and agreed the first draw on the funds to construct the first of many processing lines in our centralized Carbon Finishing Plant. This means that GETH we expect to generate revenues in Q4 2017, a major milestone in the development of the company.” He further commented, “The centralized Carbon Finishing Plant will act as a ‘hub’ through which we will upgrade the reclaimed carbon black from our Tire Processing Plants, the first of which will be built in 2017 using this finance facility. We are very grateful to Rod Kagy at MEAH Global who introduced us to Rich Woods at READS Leasing and Credit, LLC and who has been instrumental in advancing this funding to closing. Our interactions with Rich have been very productive and we look forward to enjoying a long term partnership as we strive to achieve our ambitious goals for the company.”

Gary De Laurentiis, Chairman of GETH, added, “I am very proud to be able to announce this huge achievement for the company. It justifies the years of effort by the GETH team to perfect our GEN 1 End of Life Tire Processing Solution and we look forward to building our GEN 1 End of Life Tire Processing Plants in 2017 and beyond.”

Rod Kagy, Managing Director of MEAH Global, remarked, “We are genuinely thrilled to have worked with the team of GETH and Rich Woods of READS to help bring this to fruition. Rich has proven to be an excellent partner not only in bringing capital to projects but also in his knowledge of how to structure deals to achieve the best outcome for all parties.”

And Rich Woods, MD of READS Leasing and Credit, LLC, added, “I am pleased to be able to provide a funding facility that will kick start the growth of GETH in the USA and beyond. GETH has a compelling vision and a very experienced team who I believe will be able to capitalize on the exciting opportunity ahead. I would like to thank Rod for making the introductions and his hard work on the project, and I look forward to a long-lasting and successful partnership with GETH.”

About GreenEnviroTech Holdings

GreenEnviroTech Holdings, Corp. (GETH) is a pioneer in sustainable development. Our mission is to find and implement practical, economical solutions that will clean up the environment. Our technologies will convert waste into valuable products and help to protect the planet. We will create local jobs and stimulate economic growth in the communities where we do business.

About MEAH Global, LLC

MEAH Global is Private Development Company that has created “SYNERGIZE”, a fully Sustainable Economic Development System. Our goal is to help create economic engines that power healthy ecosystems that eliminate poverty.

About READS Leasing and Credit, LLC

READS Leasing and Credit, LLC is an opportunistic Real Estate Acquisition, Development, Marketing & Sales Organization with a time horizon of 2 to 15 years. We will use cash, securities and tax free exchanges to create a geographically and mixed-use diverse Real Estate portfolio which optimize returns and reduces overall risk.

For more information on GETH:

www.greenenvirotech.com

CONTACT INFORMATION

Public Relations and Media Contact:

LCG

Headquarter Office

702.333.4886

www.lcginfo.com

For more information on MEAH:

http://www.meahglobal.com/

For more information on READS Leasing and Credit, LLC:

www.readsllc.com

Forward Looking Statement

This press release contains forward-looking statements that relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.